February 8, 2019

Yunhao Chen
Chief Financial Officer
Dogness (International) Corporation
Tongsha Industrial Estate, East District
Dongguan Guangdong 523217

       Re: Dogness (International) Corporation
           Registration Statement on Form F-3
           Filed February 4, 2019
           File No. 333-229505

Dear Ms. Chen:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Sherry Haywood Staff Attorney at (202) 551-3345 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing and
                                                            Construction